UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
Form 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) August 8, 2008
ANHEUSER-BUSCH COMPANIES, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-7823	43-1162835

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Busch Place,	St. Louis, Missouri	63118

(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: 314-577-2000
NONE

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities
     On August 8, 2008, in connection with its plan to reduce costs and improve efficiency, the Registrant approved a revised enhanced retirement program to be offered to certain salaried employees. The revised program, which supersedes the Program disclosed on June 25, 2008, will provide enhanced pension and retiree medical benefits, as well as severance, to salaried employees who are at least 55 years old as of December 31, 2008.
     For eligible participants who are among a group of approximately 360 key employees, the severance benefit will range from 15 months of base salary to two times the sum of base salary and target bonus and will include continuation of benefits. Among the named executive officers of the Company, only W. Randolph Baker, Vice President and Chief Financial Officer, is eligible for this benefit. If Mr. Baker elects to participate in the enhanced retirement program, he would receive a payment of $2,712,152.
     The Registrant has estimated that its salaried workforce will be reduced by 10% to 15% as a result of this program and attrition.
     In conjunction with this program, the Registrant expects to recognize in the third and fourth quarters of 2008 one-time pretax charges estimated in the range of $400 million to $525 million for enhanced retirement and severance costs, with associated cash expenditures of approximately $100 million to $140 million.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANHEUSER-BUSCH COMPANIES, INC.
(Registrant)

BY:	/s/ John F. Kelly

John F. Kelly
Vice President and Controller
August 12, 2008
(Date)